Exhibit 99.1

CONTACT:
David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports 2010 Third Quarter GAAP and Core Net Income increase of 13% and 35%, Respectively, From Prior Year Comparable Quarter

third quarter 2010 highlights
•	Core diluted earnings per common share was $0.31, a $0.04 increase from the three months ended June 30, 2010 and a $0.03 increase from the comparable prior year period.
•	Core diluted earnings per common share increased $0.09, or 12.0%, to $0.84 for the nine months ended September 30, 2010 from $0.75 earned in the comparable prior year period.
•	GAAP diluted earnings per common share was $0.30, a $0.05 increase from the three months ended June 30, 2010 and a $0.03 decrease from the comparable prior year quarter.
•	The net interest margin increased 20 basis points on a linked quarter basis to 3.56% from 3.36%.
•	Achieved record net interest income of $35.9 million for the three months ended September 30, 2010.
•
Achieved record core pre provision pre tax (“PPPT”) earnings of $20.7 million, a $2.3 million, or a 12.5% increase on a linked quarter basis and a $4.4 million, or 26.9% increase as compared to the comparable prior year quarter. (See “Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes”)

•	Total loans 30 days or more delinquent increased $0.6 million from the linked quarter, which represents the smallest quarterly increase in our delinquencies in over two years.
•	Net charge-offs for the three months ended September 30, 2010 were 0.43% of average loans.
•	Recorded a $5.0 million provision for loan losses.
•	Recorded other-than-temporary impairment (“OTTI”) charges totaling $0.6 million on three private issue collateralized mortgage obligations (“CMOs”).
•	Non-accrual loans decreased $4.3 million on a linked quarter basis to $102.5 million at September 30, 2010.
•	Non-performing assets increased $5.9 million on a linked quarter basis to $125.0 million at September 30, 2010.
•	Regulatory capital ratios were 9.14% for core capital and 14.06% for risk-weighted capital at September 30, 2010.
•	Book value per common share increased to $12.42 at September 30, 2010.
•	Tangible common equity to tangible assets increased to 8.79% at September 30, 2010.

LAKE SUCCESS, NY – October 19, 2010 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2010.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report strong core net income for the third quarter of 2010, which rose 35% over the same quarter last year to $9.4 million.  Net income under GAAP posted a gain of 13% over the same quarter last year coming in at $9.1 million. Impacted by a year over year 41% increase in average common shares outstanding, GAAP diluted earnings per common share for the third quarter of 2010 was $0.30, a $0.03 per share decrease from the prior year comparable quarter. However, core diluted earnings per common share increased $0.03 per share to $0.31 per common share for the current quarter from $0.28 per common share in the comparable prior year quarter. Our strong operating performance for the third quarter of 2010 was driven by record net interest income of $35.9 million, an increase of $6.8 million, or 23.4%, from the comparable prior year quarter. The net interest margin for the third quarter of 2010 was 3.56%, an increase of 56 basis points from the prior year comparable quarter of 3.00%.

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Flushing Financial Corporation
October 19, 2010

 “Our net interest margin for the third quarter of 2010 represents a 20 basis point improvement from the second quarter of 2010. The yield on our interest earning assets improved five basis points on a linked quarter basis, while our cost of funds declined 14 basis points on a linked quarter basis. The third quarter’s net interest margin benefitted from the collection of interest on non-accrual loans, which increased the net interest margin six basis points.  The prior quarter’s net interest margin was reduced by six basis points due to interest reversed on non-accrual loans during that quarter. Excluding the effect of interest accrual adjustments for non-accruing loans in both linked quarters of 2010 shows an improvement in the net interest margin of eight basis points for the current quarter.

“The third quarter showed mixed credit results. The level of non-performing loans has been influenced by a lengthy foreclosure process in our markets, which in some instances has resulted in loans remaining delinquent for as long as two years before we can obtain title to the underlying collateral. Once we have obtained title, we have been successful selling the properties, often within the same quarter. Non-performing loans increased $8.0 million from June 30, 2010, as we restructured $9.7 million of mortgages during the quarter and classified them as troubled debt restructured. We believe this restructuring will result in the borrowers keeping the loans current.

“However, non-accrual loans decreased $4.3 million, and loans 30 days or more delinquent increased only $0.6 million over the linked quarter. This small increase in loans delinquent over 30 days was less than the increase in the second quarter of 2010 over its linked quarter, which had been the smallest increase in over two years.

“Charge-offs once again remained low at 43 basis points of average loans, reinforcing our confidence in the underlying collateral values of income producing properties in our primary market, the New York Metropolitan area.  The majority of our non-performing loans are multi-family and mixed-use mortgage loans that continue to show low vacancy rates for rent stabilized units, thereby retaining more of their value. We anticipate that we will continue to see low loss content in this portfolio that constitutes the majority of non-performing loans. Consistent with last quarter we recorded a $5.0 million provision for loan losses increasing our allowance to 84 basis points of total loans.

“While on a year-to-date basis we have continued to modestly grow our balance sheet and loan portfolio, during the recent quarter our loan portfolio decreased $5.1 million, and total assets decreased $10.1 million. We have seen a decline in loan demand which resulted in the small decrease in the loan portfolio this quarter. We continue to emphasize developing quality customer relationships in consumer, business and government banking. Our product expansion undertaken over the past several years continues to result in growth in our core deposits, which increased $81.2 million during the third quarter of 2010, and $206.0 million for the first nine months of 2010. This has allowed us to reduce our dependence on higher-costing certificates of deposit and borrowed funds, which combined declined $107.1 million for the third quarter of 2010 and $143.5 million for the first nine months of 2010. The change in our funding mix combined with a favorable interest rate environment has resulted in a reduction of our cost of funds to 2.39% for the third quarter of 2010 from 2.96% in the fourth quarter of 2009.

“Our strong capital, our ability to grow core deposits, and our traditionally strong credit discipline have enabled us to increase net income in spite of the extreme economic challenges we face.  With indications of an improving economic landscape and our expanded product base, we feel confident that the rest of 2010 will provide additional opportunities for growth, as some competitors continue to deal with the challenges of weakened profitability.

 “The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-weighted capital ratios of 9.14% and 14.06%, respectively, at September 30, 2010.”

Core earnings, which exclude the effects of net gains and losses from fair value adjustments, OTTI charges, net gains from the sale of securities, and certain non-recurring items, was $9.4 million for the three months ended September 30, 2010, an increase of $2.4 million, or 34.9%, from $7.0 million in the comparable prior year period.  Core diluted earnings per common share were $0.31 for the three months ended September 30, 2010, an increase of $0.03 per share, from $0.28 per share in the comparable prior year period.

Core earnings during the nine months ended September 30, 2010 was $25.6 million, or $0.84 per diluted common share, an increase of $7.1 million, or $0.09 per share from the $18.5 million, or $0.75 per share, for the nine months ended September 30, 2009.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP diluted earnings per common share, please refer to the tables in the section titled Reconciliation of GAAP and Core Earnings.

The Company elected to reclassify owner-occupied commercial loans that were originated by the Business Banking Department prior to January 1, 2010, from commercial real estate loans to commercial business loans.  All loan originations of this type from January 1, 2010 forward have been and will be reported as commercial business loans.  These loans are underwritten using the same underwriting standards used to originate unsecured business loans, with the mortgage obtained as additional collateral.  Based upon the underwriting standards used to originate the loans, it is more appropriate to report the loans as commercial business loans. Prior period amounts have been adjusted to reflect this change.

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Flushing Financial Corporation
October 19, 2010

Earnings Summary - Three Months Ended September 30, 2010

Net income for the three months ended September 30, 2010 was $9.1 million, an increase of $1.0 million or 12.7%, as compared to $8.1 million for the three months ended September 30, 2009. Diluted earnings per common share were $0.30 for the three months ended September 30, 2010, a decrease of $0.03, or 9.1%, from $0.33 for the three months ended September 30, 2009. Diluted earnings per common share declined $0.03, as the 12.7% increase in net income was offset by the net effect of a 41.1% increase in average common shares used in the computation of diluted earnings per common share and the redemption of preferred stock in October 2009. These additional shares were issued in the common stock offering completed in September 2009.

Return on average equity was 9.6% for the three months ended September 30, 2010 compared to 10.1% for the three months ended September 30, 2009. Return on average assets was 0.9% for the three months ended September 30, 2010 compared to 0.8% for the three months ended September 30, 2009.

For the three months ended September 30, 2010, net interest income was a record $35.9 million, an increase of $6.8 million, or 23.4%, from $29.1 million for the three months ended September 30, 2009. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $147.0 million, to $4,029.0 million for the quarter ended September 30, 2010, combined with an increase in the net interest spread of 59 basis points to 3.39% for the quarter ended September 30, 2010 from 2.80% for the quarter ended September 30, 2009. The yield on interest-earning assets decreased 12 basis points to 5.78% for the three months ended September 30, 2010 from 5.90% in the three months ended September 30, 2009. However, this was more than offset by a decline in the cost of funds of 71 basis points to 2.39% for the three months ended September 30, 2010 from 3.10% for the comparable prior year period. The net interest margin improved 56 basis points to 3.56% for the three months ended September 30, 2010 from 3.00% for the three months ended September 30, 2009. Excluding prepayment penalty income, the net interest margin would have been 3.51% and 2.97% for the three month periods ended September 30, 2010 and 2009, respectively.

The 12 basis point decline in the yield of interest-earning assets was primarily due to a seven basis point reduction in the yield of the loan portfolio to 6.15% for the quarter ended September 30, 2010 from 6.22% for the quarter ended September 30, 2009, combined with a 37 basis point decline in total securities to 4.41% for the quarter ended September 30, 2010 from 4.78% for the comparable period in 2009. The seven basis point decrease in the loan portfolio was primarily due to a decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income. The 37 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio declined five basis points to 6.22% for the three months ended September 30, 2010 from 6.27% for the three months ended September 30, 2009.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined nine basis points to 6.15% for the three months ended September 30, 2010 from 6.24% for the three months ended September 30, 2009. The decline in the yield of interest-earning assets was partially offset by an increase of $137.3 million in the average balance of the loan portfolio to $3,257.8 million for the three months ended September 30, 2010.

The 71 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and the Bank’s focus on increasing lower costing core deposits. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 58 basis points, 50 basis points, 42 basis points and 50 basis points respectively, for the quarter ended September 30, 2010 compared to the same period in 2009.  This resulted in a decrease in the cost of due to depositors of 67 basis points to 1.83% for the quarter ended September 30, 2010 from 2.50% for the quarter ended September 30, 2009. The cost of borrowed funds also decreased 20 basis points to 4.46% for the quarter ended September 30, 2010 from 4.66% for the quarter ended September 30, 2009. The combined average balances of lower-costing core deposits increased a total of $385.0 million for the quarter ended September 30, 2010 compared to the same period in 2009, while the average balance of higher-costing certificates of deposits decreased $46.5 million for the quarter ended September 30, 2010 compared to the comparable period in 2009.  The average balance of borrowed funds declined $226.8 million to $815.2 million for the quarter ended September 30, 2010 from $1,042.0 million for the quarter ended September 30, 2009, as the increase in deposits allowed us to decrease borrowed funds.

The net interest margin for the three months ended September 30, 2010 increased 20 basis points to 3.56% from 3.36% for the quarter ended June 30, 2010. The yield on interest-earning assets increased five basis points during the quarter, while the cost of interest-bearing liabilities decreased 14 basis points. Excluding prepayment penalty income, the net interest margin would have been 3.51% for the quarter ended September 30, 2010, an increase of 18 basis points from 3.33% for the quarter ended September 30, 2010. The five basis point improvement in the yield on interest-earning assets was due to the effect interest accrual adjustments for non-accruing loans had on the yield of loans.  During the three months ended September 30, 2010, interest income recovered from non-accrual loans outpaced interest income reversed at the time a loan was transferred to non-accrual.  The opposite effect was true for the quarter ended June 30, 2010.  Excluding the effect of interest accrual adjustments for non-accruing loans, the yield on interest-earning assets would have declined six basis points to 5.72% for the three months ended September 30, 2010 from 5.78% for the three months ended June 30, 2010 and the net interest margin would have been 3.50% and 3.42% for the three month periods ended September 30, 2010 and June 30, 2010, respectively.

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Flushing Financial Corporation
October 19, 2010

A provision for loan losses of $5.0 million was recorded for the quarter ended September 30, 2010, which was the same as recorded in the quarter ended September 30, 2009. During the three months ended September 30, 2010 non-performing loans increased $8.0 million to $119.4 million from $111.3 million at June 30, 2010. Net charge-offs for the quarter ended September 30, 2010 totaled $3.5 million.  Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York metropolitan market. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the level of non-performing loans, the current economic uncertainties, and the level of charge-offs, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for loan losses in the third quarter of 2010.

Non-interest income for the three months ended September 30, 2010 was $1.9 million, a decrease of $2.6 million from $4.6 million for the three months ended September 30, 2009.  The decrease in non-interest income was primarily due a decrease of $1.0 million in net gains from the sale of securities combined with a $1.0 million decrease from the comparable prior year period in income recorded from fair value adjustments. The three months ended September 30, 2010 also includes OTTI charges of $0.6 million for three private issue CMOs.

Non-interest expense for the three months ended September 30, 2010 was $17.7 million, an increase of $2.3 million from $15.3 million for the three months ended September 30, 2009. Employee salary and benefits increased $1.6 million, which is primarily attributed to the growth of the Bank. Professional services and other operating expense increased $0.3 million and $0.2 million, respectively from the comparable prior year period due primarily to the growth of the Bank.  The efficiency ratio was 46.0% and 48.5% for the three months ended, September 30, 2010 and 2009, respectively.

Earnings Summary - Nine Months Ended September 30, 2010

Net income for the nine months ended September 30, 2010 was $24.8 million, an increase of $5.2 million or 26.7%, as compared to $19.6 million for the nine months ended September 30, 2009. Diluted earnings per common share were $0.82 for the nine months ended September 30, 2010, an increase of $0.02, or 2.5%, from $0.80 in the nine months ended September 30, 2009. The percentage increase in diluted earnings per common share was less than the percentage increase in net income due to the net effect of a 44.9% increase in average common shares used in the computation of diluted earnings per common share and the redemption of preferred stock in October 2009. These additional shares were issued in the common stock offering completed in September 2009.

Return on average equity was 8.9% for the nine months ended September 30, 2010 compared to 8.4% for the nine months ended September 30, 2009. Return on average assets was 0.8% for the nine months ended September 30, 2010 compared to 0.6% for the nine months ended September 30, 2009.

For the nine months ended September 30, 2010, net interest income was $102.8 million, an increase of $18.8 million, or 22.3%, from $84.0 million for the nine months ended September 30, 2009. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $119.4 million, to $3,986.6 million for the nine months ended September 30, 2010, combined with an increase in the net interest spread of 56 basis points to 3.27% for the nine months ended September 30, 2010.  The yield on interest-earning assets decreased 16 basis points to 5.79% for the nine months ended September 30, 2010 from 5.95% for the nine months ended September 30, 2009. However, this was more than offset by a decline in the cost of funds of 72 basis points to 2.52% for the nine months ended September 30, 2010 from 3.24% for the comparable prior year period. The net interest margin improved 54 basis points to 3.44% for the nine months ended September 30, 2010 from 2.90% for the nine months ended September 30, 2009. Excluding prepayment penalty income, the net interest margin would have been 3.40% and 2.86% for the nine month periods ended September 30, 2010 and 2009, respectively.

The decline in the yield of interest-earning assets was primarily due to a 19 basis point reduction in the yield of the loan portfolio to 6.13% for the nine months ended September 30, 2010 from 6.32% for the nine months ended September 30, 2009, combined with a 35 basis point decline in total securities to 4.48% for the quarter ended September 30, 2010 from 4.83% for the comparable period in 2009.  The 19 basis point decrease in the loan portfolio was primarily due to a decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income. The 35 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio declined 19 basis points to 6.19% for the nine months ended September 30, 2010 from 6.38% for the nine months ended September 30, 2009.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 19 basis points to 6.14% for the nine months ended September 30, 2010 from 6.33% for the nine months ended September 30, 2009. The decline in the yield of interest-earning assets was partially offset by an increase of $181.7 million in the average balance of the loan portfolio to $3,234.9 million for the nine months ended September 30, 2010 and a $62.3 million decline in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the nine months ended September 30, 2010, which both have a lower yield than the yield of total interest-earning assets.

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Flushing Financial Corporation
October 19, 2010

The decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and the Bank’s focus on increasing lower costing core deposits. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 59 basis points, 71 basis points, 56 basis points and 49 basis points respectively, for the nine months ended September 30, 2010 compared to the same period in 2009.  This resulted in a decrease in the cost of due to depositors of 76 basis points to 1.95% for the nine months ended September 30, 2010 from 2.71% for the nine months ended September 30, 2009. The cost of borrowed funds also decreased 24 basis points to 4.39% for the nine months ended September 30, 2010 from 4.63% for the nine months ended September 30, 2009. The combined average balances of lower-costing core deposits increased a total of $371.3 million for the nine months ended September 30, 2010 compared to the same period in 2009, while the average balance of higher-costing certificates of deposits decreased $134.8 million for the nine months ended September 30, 2010 from the comparable prior year period. The average balance of borrowed funds declined $160.4 million to $897.5 million for the nine months ended September 30, 2010 from $1,057.9 million for the nine months ended September 30, 2009, as the increase in deposits allowed us to decrease borrowed funds.

A provision for loan losses of $15.0 million was recorded for the nine months ended September 30, 2010, which was an increase of $0.5 million from $14.5 million recorded for the nine months ended September 30, 2009. During the nine months ended September 30, 2010 non-performing loans increased $33.5 million to $119.4 million from $85.9 million at December 31, 2009. Net charge-offs for the nine months ended September 30, 2010 totaled $7.9 million. Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York metropolitan market. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the level of non-performing loans, the current economic uncertainties, and the level of charge-offs, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $15.0 million provision for loan losses in the nine months ended September 30, 2010.

Non-interest income decreased $5.4 million, or 46.2%, for the nine months ended September 30, 2010 to $6.2 million, as compared to $11.6 million for the nine months ended September 30, 2009.  The decrease in non-interest income was primarily due a loss of $0.2 million attributed to changes in fair value adjustments for the nine months ended September 30, 2010 compared to a gain of $4.0 million recorded for the nine months ended September 30, 2009. The nine months ended September 30, 2010 also reflect a decrease of $1.0 million in net gains from the sale of securities compared to the nine months ended September 30, 2009. The nine months ended September 30, 2010 includes OTTI charges of $1.5 million for a pooled trust preferred security and three private issue CMOs, while the nine months ended September 30, 2009 included an OTTI charge of $1.1 million for one private issue CMO.

Non-interest expense for the nine months ended September 30, 2010 was $53.2 million, an increase of $4.2 million, or 8.5%, from $49.0 million for the nine months ended September 30, 2009. Employee salary and benefits increased $4.1 million, which is primarily attributed to the growth of the Bank. Both professional services and other operating expense increased $0.6 million and $0.7 million, respectively, from the comparable prior year period due primarily to the growth of the Bank. FDIC insurance decreased $1.7 million from the comparable prior year period, primarily due to a $2.0 million special assessment  levied by the FDIC during the nine months ended September 30, 2009 to partially replenish the deposit insurance fund. The efficiency ratio was 48.0% and 53.4% for the nine months ended, September 30, 2010 and 2009, respectively.

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Flushing Financial Corporation
October 19, 2010

Balance Sheet Summary

At September 30, 2010, total assets were $4,242.0 million, an increase of $98.8 million, or 2.4%, from $4,143.2 million at December 31, 2009. Total loans, net increased $57.1 million, or 1.8%, during the nine months ended September 30, 2010 to $3,257.3 million from $3,200.2 million at December 31, 2009. Loan originations and purchases were $320.6 million for the nine months ended September 30, 2010, a decrease of $68.3 million from $388.9 million for the nine months ended September 30, 2009, as loan demand has declined due to the current economic environment and we tightened our underwriting standards during 2009. At September 30, 2010, loan applications in process totaled $121.6 million, compared to $183.6 million at September 30, 2009 and $158.4 million at December 31, 2009.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $0.7 million and $0.5 million for the three months ended September 30, 2010 and 2009, respectively, and $7.7 million and $32.6 million for the nine months ended September 30, 2010 and 2009, respectively.

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2010	2009	2010	2009
Multi-family residential	$38,631	$73,495	$127,406	$166,026
Commercial real estate	6,015	3,685	33,367	29,823
One-to-four family – mixed-use property	7,657	11,694	22,459	25,467
One-to-four family – residential	8,379	17,749	29,293	39,978
Co-operative apartments	-	-	407	-
Construction	2,231	5,404	6,211	15,420
Small Business Administration	1,378	702	3,831	1,983
Taxi Medallion	4,075	4,256	52,852	42,418
Commercial business and other loans	11,344	27,317	44,749	67,773
Total loan originations and purchases	$79,710	$144,302	$320,575	$388,888

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Non-accrual loans and charge-offs for impaired loans have increased, primarily due to the current economic environment. In response, the Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. In addition, the Bank has restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as “troubled debt restructured.”

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

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Flushing Financial Corporation
October 19, 2010

The following table shows non-performing assets at the periods indicated:

	September 30,	June 30,	December 31,
(In thousands)	2010	2010	2009
Loans 90 days or more past due and still accruing:
Multi-family residential	$392	$279	$-
Commercial real estate	2,570	-	471
One-to-four family - residential	-	-	2,784
Commercial business and other	6	-	-

Total	2,968	279	3,255

Troubled debt restructured:
Multi-family residential	11,246	4,007	478
Commercial real estate	2,453	-	1,441
One-to-four family - mixed-use property	207	208	575

Total	13,906	4,215	2,494

Non-accrual loans:
Multi-family residential	33,830	33,847	27,483
Commercial real estate	23,066	19,041	18,153
One-to-four family - mixed-use property	27,834	27,080	23,422
One-to-four family - residential	9,710	9,429	4,959
Co-operative apartments	-	-	78
Construction loans	3,730	13,530	1,639
Small Business Administration	1,258	1,145	1,232
Commercial business and other	3,091	2,778	3,151
Total	102,519	106,850	80,117

Total non-performing loans	119,393	111,344	85,866

Other non-performing assets:
Real estate acquired through foreclosure	1,090	3,004	2,262
Investment securities	4,525	4,728	5,134
Total	5,615	7,732	7,396

Total non-performing assets	$125,008	$119,076	$93,262

The Bank’s non-performing assets were $125.0 million at September 30, 2010, an increase of $5.9 million from $119.1 million at June 30, 2010 and an increase of $31.7 million from $93.3 million at December 31, 2009. Total non-performing assets as a percentage of total assets were 2.95% at September 30, 2010 as compared to 2.80% at June 30, 2010 and 2.25% at December 31, 2009. The ratio of allowance for loan losses to total non-performing loans was 23% at September 30, 2010 and June 30, 2010 and 24% at December 31, 2009.

Non-performing investment securities include two pooled trust preferred securities with a combined market value of $4.5 million at September 30, 2010 for which we currently are not receiving payments.

Performing loans delinquent 60 to 89 days were $21.4 million at September 30, 2010, a decrease of $11.7 million from $33.1 million at June 30, 2010 and a decrease of $4.0 million from $25.4 million at December 31, 2009.   Performing loans delinquent 30 to 59 days were $64.3 million at September 30, 2010, an increase of $8.2 million from $56.1 million at June 30, 2010 and a decrease $8.0 million from $72.3 million at December 31, 2009.

The Bank recorded net charge-offs for impaired loans of $3.5 million and $0.8 million during the three months ended September 30, 2010 and 2009, respectively and net charge-offs for impaired loans of $7.9 million and $7.0 million during the nine months ended September 30, 2010 and 2009, respectively. The following table shows net loan charge-offs (recoveries) for the periods indicated by type of loan:

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Flushing Financial Corporation
October 19, 2010

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2010	2009	2010	2009
Multi-family residential	$1,808	$212	$4,042	$1,744
Commercial real estate	806	100	1,138	116
One-to-four family – mixed-use property	758	158	1,583	864
One-to-four family – residential	21	1	115	56
Construction	-	-	862	407
Small Business Administration	93	318	345	815
Commercial business and other loans	22	60	(163)	2,948
Total net loan charge-offs (recoveries)	$3,508	$849	$7,922	$6,950

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan.  All non-accrual loans are considered impaired.  Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are given the most weight. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property’s updated estimated value and any balance over 90% of the loans updated estimated value is charged-off against the allowance for loan losses.

During the nine months ended September 30, 2010 mortgage-backed securities increased $55.5 million, or 8.6%, to $703.9 million from $648.4 million at December 31, 2009. The increase in mortgage-backed securities during the nine months ended September 30, 2010 was primarily due to purchases of $180.0 million and an increase in the fair value of mortgage-backed securities totaling $21.4 million.  These increases were partially offset by principal repayments of mortgage-backed securities of $135.7 million during the nine months ended September 30, 2010. During the nine months ended September 30, 2010, other securities decreased $0.4 million, or 1.1%, to $35.0 million from $35.4 million at December 31, 2009. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.  During the nine months ended September 30, 2010, there were $37.4 million in purchases and $33.8 million in calls of government agency securities.

Total liabilities were $3,854.0 million at September 30, 2010, an increase of $70.9 million, or 1.9%, from $3,783.1 million at December 31, 2009. During the nine months ended September 30, 2010, due to depositors increased $236.7 million, or 8.9%, to $2,903.0 million, as a result of increases of $206.0 million in core deposits and of $30.7 million in certificates of deposit. Borrowed funds decreased $174.2 million as the increase in deposits allowed us to reduce our borrowed funds.

Total stockholders’ equity increased $27.9 million, or 7.7%, to $388.0 million at September 30, 2010 from $360.1 million at December 31, 2009. The increase is primarily due to net income of $24.8 million and an increase in other comprehensive income of $11.6 million for the nine months ended September 30, 2010. The increase in other comprehensive income was primarily attributed to an increase in the fair value of securities held in the available for sale portfolio. These increases were partially offset by the declaration and payment of dividends on the Company’s common stock of $11.7 million.  Book value per common share was $12.42 at September 30, 2010 compared to $11.57 at December 31, 2009. Tangible book value per common share was $11.89 at September 30, 2010 compared to $11.03 at December 31, 2009.

The Company did not repurchase any shares during the nine months ended September 30, 2010 under its current stock repurchase program. At September 30, 2010, 362,050 shares remain to be repurchased under the current stock repurchase program.

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Flushing Financial Corporation
October 19, 2010

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting the net gain or loss recorded from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items.

	Three Months Ended			Nine Months Ended
(In thousands, except per share data)	September 30, 2010	September 30, 2009	June 30, 2010	September 30, 2010	September 30, 2009

GAAP income before income taxes	$15,154	$13,296	$12,548	$40,848	$32,100

Net loss (gain) from fair value adjustments	20	(950)	31	154	(4,002)
Other-than-temporary impairment charges	550	-	988	1,538	1,140
Net gain on sale of securities	(39)	(1,051)	(23)	(62)	(1,074)
Partial recovery of WorldCom Inc.		-	(164)	(164)	-
FDIC Special Assessment	-	-	-	-	2,007

Core income before income taxes	15,685	11,295	13,380	42,314	30,171

Provision for income taxes for core income	6,246	4,296	5,245	16,698	11,661

Core net income	$9,439	$6,999	$8,135	$25,616	$18,510

GAAP diluted earnings per common share	$0.30	$0.33	$0.25	$0.82	$0.80

Net loss (gain) from fair value adjustments, net of tax	-	(0.02)	-	-	(0.11)
Other-than-temporary impairment charges, net of tax	0.01	-	0.02	0.03	0.03
Net gain on sale of securities, net of tax	-	(0.03)	-	-	(0.03)
Partial recovery of WorldCom, net of tax	-	-	-	-	-
FDIC Special Assessment, net of tax	-	-	-	-	0.05

Core diluted earnings per common share*	$0.31	$0.28	$0.27	$0.84	$0.75

* Core diluted earnings per common share may not foot due to rounding.

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Flushing Financial Corporation
October 19, 2010

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes is not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items.

	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2010	September 30, 2009	June 30, 2010	September 30, 2010	September 30, 2009

GAAP income before income taxes	$15,154	$13,296	$12,548	$40,848	$32,100

Provision for loan losses	5,000	5,000	5,000	15,000	14,500
Net loss (gain) from fair value adjustments	20	(950)	31	154	(4,002)
Other-than-temporary impairment charges	550	-	988	1,538	1,140
Net gain on sale of securities	(39)	(1,051)	(23)	(62)	(1,074)
Partial recovery of WorldCom Inc.	-	-	(164)	(164)	-
FDIC Special Assessment	-	-	-	-	2,007

Core income before the provision for loan losses and income taxes	$20,685	$16,295	$18,380	$57,314	$44,671

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow –

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Flushing Financial Corporation
October 19, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$26,567	$28,426
Securities available for sale:
Mortgage-backed securities	703,903	648,443
Other securities	34,976	35,361
Loans:
Multi-family residential	1,230,692	1,158,700
Commercial real estate	677,315	686,210
One-to-four family ― mixed-use property	731,053	744,560
One-to-four family ― residential	249,042	249,920
Co-operative apartments	6,427	6,553
Construction	80,364	97,270
Small Business Administration	18,746	17,496
Taxi medallion	89,605	61,424
Commercial business and other	184,667	181,240
Net unamortized premiums and unearned loan fees	16,799	17,110
Allowance for loan losses	(27,402)	(20,324)
Net loans	3,257,308	3,200,159
Interest and dividends receivable	19,529	19,116
Bank premises and equipment, net	22,118	22,830
Federal Home Loan Bank of New York stock	39,616	45,968
Bank owned life insurance	71,271	69,231
Goodwill	16,127	16,127
Core deposit intangible	1,522	1,874
Other assets	49,103	55,711
Total assets	$4,242,040	$4,143,246

LIABILITIES
Due to depositors:
Non-interest bearing	$89,564	$91,376
Interest-bearing:
Certificate of deposit accounts	1,261,182	1,230,511
Savings accounts	425,698	426,821
Money market accounts	382,062	414,457
NOW accounts	744,530	503,159
Total interest-bearing deposits	2,813,472	2,574,948
Mortgagors' escrow deposits	33,129	26,791
Borrowed funds	886,076	1,060,245
Other liabilities	31,790	29,742
Total liabilities	3,854,031	3,783,102

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,237,874 shares and 31,131,059 shares issued at September 30, 2010 and December 31, 2009, respectively; 31,237,874 shares and 31,127,664 shares outstanding at September 30, 2010 and December 31, 2009, respectively)	312	311
Additional paid-in capital	188,673	185,842
Treasury stock, at average cost (None and 3,395 at September 30, 2010 and December 31, 2009, respectively)	-	(36)
Unearned compensation	(84)	(575)
Retained earnings	194,043	181,181
Accumulated other comprehensive income (loss), net of taxes	5,065	(6,579)
Total stockholders' equity	388,009	360,144

Total liabilities and stockholders' equity	$4,242,040	$4,143,246

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Flushing Financial Corporation
October 19, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Per Share Data)
(Unaudited)
	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

Interest and dividend income
Interest and fees on loans	$50,098	$48,518	$148,775	$144,745
Interest and dividends on securities:
Interest	7,955	8,365	23,600	26,674
Dividends	207	326	610	1,104
Other interest income	11	14	33	71
Total interest and dividend income	58,271	57,223	173,018	172,594

Interest expense
Deposits	13,315	16,024	40,641	51,780
Other interest expense	9,095	12,127	29,571	36,765
Total interest expense	22,410	28,151	70,212	88,545

Net interest income	35,861	29,072	102,806	84,049
Provision for loan losses	5,000	5,000	15,000	14,500
Net interest income after provision for loan losses	30,861	24,072	87,806	69,549

Non-interest income
Other-than-temporary impairment ("OTTI") charge	(3,319)	-	(6,136)	(9,637)
Less: Non-credit portion of OTTI charge recorded in
Other Comprehensive Income, before taxes	2,769	-	4,598	8,497
Net OTTI charge recognized in earnings	(550)	-	(1,538)	(1,140)
Loan fee income	433	403	1,283	1,333
Banking services fee income	437	459	1,350	1,326
Net (loss) gain on sale of loans	(6)	-	17	-
Net gain from sale of securities	39	1,051	62	1,074
Net gain (loss) from fair value adjustments	(20)	950	(154)	4,002
Federal Home Loan Bank of New York stock dividends	444	644	1,508	1,600
Bank owned life insurance	702	659	2,040	1,862
Other income	470	391	1,676	1,541
Total non-interest income	1,949	4,557	6,244	11,598

Non-interest expense
Salaries and employee benefits	8,754	7,159	26,126	22,026
Occupancy and equipment	1,850	1,669	5,315	5,067
Professional services	1,535	1,283	5,059	4,485
FDIC deposit insurance	1,200	1,186	3,723	5,383
Data processing	1,106	1,086	3,274	3,258
Depreciation and amortization	692	675	2,094	1,979
Other operating expenses	2,519	2,275	7,611	6,849
Total non-interest expense	17,656	15,333	53,202	49,047

Income before income taxes	15,154	13,296	40,848	32,100

Provision for income taxes
Federal	4,538	4,400	12,238	8,698
State and local	1,473	786	3,809	3,821
Total taxes	6,011	5,186	16,047	12,519

Net income	$9,143	$8,110	$24,801	$19,581

Preferred dividends and amortization of issuance costs	$-	$951	$-	$2,854
Net income available to common shareholders	$9,143	$7,159	$24,801	$16,727

Basic earnings per common share	$0.30	$0.33	$0.82	$0.80
Diluted earnings per common share	$0.30	$0.33	$0.82	$0.80
Dividends per common share	$0.13	$0.13	$0.39	$0.39

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Flushing Financial Corporation
October 19, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Share Data)
(Unaudited)

	At or for the three months				At or for the nine months
	ended September 30,				ended September 30,
	2010		2009		2010		2009
Per Share Data
Basic earnings per common share	$0.30		$0.33		$0.82		$0.80
Diluted earnings per common share	$0.30		$0.33		$0.82		$0.80
Average number of shares outstanding for:
Basic earnings per common share computation	30,359,226		21,518,559		30,323,223		20,945,586
Diluted earnings per common share computation	30,377,761		21,533,686		30,352,123		20,954,055
Book value per common share (1)	$12.42		$11.51		$12.42		$11.51
Tangible book value per common share(2)	$11.89		$10.95		$11.89		$10.95

Average Balances
Total loans, net	$3,257,821		$3,120,549		$3,234,948		$3,053,244
Total interest-earning assets	4,029,012		3,881,981		3,986,560		3,867,164
Total assets	4,243,428		4,067,829		4,202,472		4,051,030
Total due to depositors	2,899,226		2,560,778		2,782,479		2,546,049
Total interest-bearing liabilities	3,748,814		3,635,219		3,718,554		3,639,582
Stockholders' equity	380,211		322,298		370,738		310,610
Common stockholders' equity	380,211		252,298		370,738		240,610

Performance Ratios (3)
Return on average assets	0.86%		0.80%		0.79%		0.64%
Return on average equity	9.62		10.07		8.92		8.41
Yield on average interest-earning assets	5.78		5.90		5.79		5.95
Cost of average interest-bearing liabilities	2.39		3.10		2.52		3.24
Interest rate spread during period	3.39		2.80		3.27		2.71
Net interest margin	3.56		3.00		3.44		2.90
Non-interest expense to average assets	1.66		1.51		1.69		1.61
Efficiency ratio (4)	46.00		48.45		47.99		53.43

Average interest-earning assets to average interest-bearing liabilities	1.07	X	1.07	X	1.07	X	1.06	X

(1)
Calculated by dividing common stockholders’ equity of $388.0 million and $346.7 million at September 30, 2010 and 2009, respectively, by 31,237,874 and 30,114,154 shares outstanding at September 30, 2010 and 2009, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of any preferred shares outstanding.

(2)
Calculated by dividing tangible common stockholders’ equity of $371.5 million and $329.9 million at September 30, 2010 and 2009, respectively, by 31,237,874 and 30,114,154 shares outstanding at September 30, 2010 and 2009, respectively. Tangible common stockholders’ equity is total stockholders’ equity less the liquidation preference value of any preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).

(3)	Ratios for the three and nine months ended September 30, 2010 and 2009 are presented on an annualized basis.

(4)
Calculated by dividing non-interest expense (excluding REO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

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Flushing Financial Corporation
October 19, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the nine months ended September 30, 2010	At or for the year ended December 31, 2009

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	9.14%	8.84%
Leverage and core capital (minimum requirement = 4%)	9.14	8.84
Total risk-based capital (minimum requirement = 8%)	14.06	13.49

Capital ratios:
Average equity to average assets	8.82%	8.06%
Equity to total assets	9.15	8.69
Tangible common equity to tangible assets	8.79	8.32

Asset quality:
Non-accrual loans	$102,519	$80,117
Non-performing loans	119,393	85,866
Non-performing assets	125,008	93,262
Net charge-offs	7,922	10,204

Asset quality ratios:
Non-performing loans to gross loans	3.65%	2.68%
Non-performing assets to total assets	2.95	2.25
Allowance for loan losses to gross loans	0.84	0.63
Allowance for loan losses to non-performing assets	21.92	21.79
Allowance for loan losses to non-performing loans	22.95	23.67

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Flushing Financial Corporation
October 19, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended September 30,
	2010				2009
	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,965,095	46,075	6.22%		$2,888,057	$45,279	6.27%
Other loans, net (1)	292,726	4,021	5.49		232,492	3,239	5.57
Total loans, net	3,257,821	50,096	6.15		3,120,549	48,518	6.22
Mortgage-backed securities	693,652	7,783	4.49		680,740	8,160	4.79
Other securities	46,026	379	3.29		46,038	531	4.61
Total securities	739,678	8,162	4.41		726,778	8,691	4.78
Interest-earning deposits and federal funds sold	31,513	11	0.14		34,654	14	0.16
Total interest-earning assets	4,029,012	58,269	5.78		3,881,981	57,223	5.90
Other assets	214,416				185,848
Total assets	$4,243,428				$4,067,829

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$411,546	853	0.83		$443,928	1,386	1.25
NOW accounts	746,183	1,955	1.05		380,265	1,470	1.55
Money market accounts	392,715	947	0.96		341,258	1,247	1.46
Certificate of deposit accounts	1,348,782	9,543	2.83		1,395,327	11,904	3.41
Total due to depositors	2,899,226	13,298	1.83		2,560,778	16,007	2.50
Mortgagors' escrow accounts	34,360	15	0.17		32,454	17	0.21
Total deposits	2,933,586	13,313	1.82		2,593,232	16,024	2.47
Borrowed funds	815,228	9,095	4.46		1,041,987	12,127	4.66
Total interest-bearing liabilities	3,748,814	22,408	2.39		3,635,219	28,151	3.10
Non interest-bearing deposits	88,055				81,803
Other liabilities	26,348				28,509
Total liabilities	3,863,217				3,745,531
Equity	380,211				322,298
Total liabilities and equity	$4,243,428				$4,067,829

Net interest income / net interest rate spread		$35,861	3.39%			$29,072	2.80%

Net interest-earning assets / net interest margin	$280,198		3.56%		$246,762		3.00%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.07	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.4 million and $0.2 million for the three months ended September 30, 2010 and 2009, respectively.

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Flushing Financial Corporation
October 19, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the nine months ended September 30,
	2010				2009
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,955,810	137,250	6.19%		$2,843,010	$136,058	6.38%
Other loans, net (1)	279,138	11,523	5.50		210,234	8,687	5.51
Total loans, net	3,234,948	148,773	6.13		3,053,244	144,745	6.32
Mortgage-backed securities	661,627	22,733	4.58		705,995	25,744	4.86
Other securities	58,419	1,477	3.37		60,177	2,034	4.51
Total securities	720,046	24,210	4.48		766,172	27,778	4.83
Interest-earning deposits and federal funds sold	31,566	33	0.14		47,748	71	0.20
Total interest-earning assets	3,986,560	173,016	5.79		3,867,164	172,594	5.95
Other assets	215,912				183,866
Total assets	$4,202,472				$4,051,030

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$417,528	2,643	0.84		$418,022	4,396	1.40
NOW accounts	649,022	5,640	1.16		356,241	4,407	1.65
Money market accounts	399,535	2,905	0.97		320,571	4,046	1.68
Certificate of deposit accounts	1,316,394	29,408	2.98		1,451,215	38,880	3.57
Total due to depositors	2,782,479	40,596	1.95		2,546,049	51,729	2.71
Mortgagors' escrow accounts	38,546	43	0.15		35,642	51	0.19
Total deposits	2,821,025	40,639	1.92		2,581,691	51,780	2.67
Borrowed funds	897,529	29,571	4.39		1,057,891	36,765	4.63
Total interest-bearing liabilities	3,718,554	70,210	2.52		3,639,582	88,545	3.24
Non interest-bearing deposits	86,300				73,486
Other liabilities	26,880				27,352
Total liabilities	3,831,734				3,740,420
Equity	370,738				310,610
Total liabilities and equity	$4,202,472				$4,051,030

Net interest income / net interest rate spread		$102,806	3.27%			$84,049	2.71%

Net interest-earning assets / net interest margin	$268,006		3.44%		$227,582		2.90%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.06	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.9 million and $0.6 million for the nine-month periods ended September 30, 2010 and 2009, respectively.

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